UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 8, 2010
Date of Report (Date of earliest event reported)

EMCORE CORPORATION
Exact Name of Registrant as Specified in its Charter

New Jersey	0-22175	22-2746503
State of Incorporation	Commission File Number	IRS Employer Identification Number

10420 Research Road, SE, Albuquerque, New Mexico  87123
Address of principal executive offices, including zip code

(505) 332-5000
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 8, 2010, the Board of Directors of EMCORE Corporation (“EMCORE” or the “Company”) appointed Mark Weinswig, 37, as Chief Financial Officer of the Company. Mr. Weinswig previously served as International Finance Director at Coherent, Inc. from September 2009 until October 2010.  Prior to that, he served as Interim Chief Financial Officer and Vice President of Finance at Avanex Corporation (now Oclaro) from July 2008 through August 2009.  During the period from January 2006 through July 2008, Mr. Weinswig was Director of Finance Business Unit Controller at Coherent, Inc.  From September 2003 through January 2006, Mr. Weinswig served as Vice President, Financial Planning and Business Development at Avanex.  Mr. Weinswig’s responsibilities in his prior positions included oversight of the financial and accounting functions at his previous companies.

In connection with Mr. Weinswig’s appointment as Chief Financial Officer, the Compensation Committee of the Board of Directors approved the terms of Mr. Weinswig’s compensation.  Mr. Weinswig will be paid an annual base salary of $260,000 and will be eligible to participate in the Company’s fiscal year 2011 Bonus Plan.  Under such Bonus Plan, Mr. Weinswig will be eligible for a bonus to be determined, based on a target of $91,000 and on Company and individual performance.  Mr. Weinswig was also granted options to purchase 300,000 shares of EMCORE common stock pursuant to the Company’s 2010 Equity Incentive Plan (the “2010 Plan”).  The options will be exercisable at a price equal to the closing price of EMCORE’s common stock on October 11, 2010, the first day of Mr. Weinswig’s employment, in accordance with the terms of the 2010 Plan.  The options will vest in equal amounts annually over a five-year period commencing on October 11, 2010.  Mr. Weinswig will also be reimbursed for relocation expenses and will be eligible to participate in other employee benefit plans that are generally available to EMCORE employees.

Mr. Weinswig has no other reportable relationships with the Company.

ITEM 9.01   Financial Statements and Exhibits.

 (d)           Exhibits

Exhibit Number	Description
99.1	Press Release, dated October 12, 2010, issued by EMCORE Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCORE CORPORATION
Dated: October 12, 2010	By: /s/ Hong Q. Hou Name: Hong Q. Hou, Ph.D. Title: Chief Executive Officer